EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-113935, 333-82239) and Form S-8 (Nos. 333-91858, 333-55642, 333-39736, 333-77803, 333-04544, 333-69141, 333-30693, 333-04055) of Identix Incorporated of our report dated September 13, 2005, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K. We also consent to the inclusion of our report dated September 13, 2005 relating to the financial statement schedule, which also appears in this Form 10-K.
/s/ PRICEWATERHOUSECOOPERS LLP
Minneapolis, Minnesota
September 13, 2005